Exhibit 4.16

EXECUTION COPY

FIFTH AMENDED AND RESTATED SERIES 1999-1 SUPPLEMENT, dated as of April 13, 2006 (as amended, modified, restated or supplemented from time to time in accordance with the terms hereof, this “Series Supplement”) between National Car Rental Financing Limited Partnership, a special purpose limited partnership established under the laws of Delaware (the “Issuer”) and The Bank of New York, a New York banking corporation, as trustee (together with its successors in trust under the Base Indenture referred to below, the “Trustee”), to the Fifth Amended and Restated Base Indenture, dated as of April 13, 2006, between the Issuer and the Trustee (as amended, modified, restated or supplemented from time to time, exclusive of Series Supplements, the “Base Indenture”).

PRELIMINARY STATEMENT

WHEREAS, the Issuer and the Trustee are parties to a Fourth Amended and Restated Series 1999-1 Supplement, dated as of March 4, 2005 (as amended prior to the date hereof, the “Existing Series 1999-1 Supplement”), to the Base Indenture;

WHEREAS, the parties to the Existing Series 1999-1 Supplement desire to amend and restate the Existing Series 1999-1 Supplement in its entirety;

WHEREAS, Section 6.8 of the Existing Series 1999-1 Supplement provides that the Existing Series 1999-1 Supplement may be amended in accordance with the terms of the Base Indenture;

WHEREAS, Section 12.2 of the Base Indenture permits the Issuer and the Trustee with the consent of any applicable Enhancement Provider and the Requisite Investors, and upon satisfaction of the Rating Agency Confirmation Condition with respect to each affected Series of Notes, to enter into one or more indentures supplemental to the Base Indenture;

NOW, THEREFORE, the parties hereto agree that the Existing Series 1999-1 Supplement shall be and hereby is amended and restated in its entirety to read as follows:

DESIGNATION

There is hereby created a Series of Notes to be issued pursuant to the Base Indenture and this Series Supplement and such Series of Notes shall be designated generally as Variable Funding Rental Car Asset Backed Notes, Series 1999-1.

The proceeds from the sale of the Series 1999-1 Notes (as defined herein) and the proceeds from any Increase (as defined herein) shall be deposited in the Collection Account and shall be available to the Issuer and used to (i) acquire Eligible Vehicles or refinance Eligible Vehicles then owned by the Issuer, for leasing under the

Lease, (ii) finance or refinance Eligible Receivables hereunder and (iii) make payments in reduction of the Invested Amount of other Series of Notes.

The Series 1999-1 Notes are a non-Segregated Series of Notes (as more fully described in the Base Indenture). Accordingly, all references in this Series Supplement to “all” Series of Notes (and all references in this Series Supplement to terms defined in the Base Indenture that contain references to “all” Series of Notes) shall refer to all Series of Notes other than Segregated Series of Notes. In addition, the Series 1999-1 Notes are hereby designated as a Series of Group I Notes, and this Series Supplement is hereby designated as a Group I Supplement. No other Series of Notes will be permitted to be designated as Group I Notes.

ARTICLE I

DEFINITIONS

(a)           All capitalized terms not otherwise defined herein are defined in the Definitions List attached to the Base Indenture as Schedule 1 thereto, as amended, modified, restated or supplemented from time to time in accordance with the terms of the Base Indenture (exclusive of any Series Supplements). All Article, Section or Subsection references herein shall refer to Articles, Sections or Subsections of the Base Indenture, except as otherwise provided herein. Unless otherwise stated herein, as the context otherwise requires or if such term is otherwise defined in the Base Indenture, each capitalized term used or defined herein shall relate only to the Series 1999-1 Notes and not to any other Series of Notes issued by the Issuer, All references herein to the Series 1999-1 Supplement” shall mean the Base Indenture, as supplemented hereby.

(b)           The following words and phrases shall have the following meanings with respect to the Series 1999-1 Notes and the definitions of such terms are applicable to the singular as well as the plural form of such terms and to the masculine as well as the feminine and neuter genders of such terms:

“ARG Agreements” means the ARG Indenture and any other agreements relating to the issuance of any series of ARG Notes to which ARG is a party.

“ARG Amortization Event” means any one of the events with respect to any series of the ARG Notes described in Section 9.1 of the ARG Indenture.

“ARG Committed Purchaser” means a special purpose company that has committed to purchase a series of ARG Notes from ARG from time to time and that finances such purchases with, among other things, the proceeds of commercial paper notes issued by such special purpose company.

“ARG Mandatory Prepayment Amount” means, on any Business Day, the aggregate outstanding principal amount of the ARG Notes of any series with respect to which an ARG Amortization Event shall have occurred and is continuing.

“ARG Noteholder” means a Person in whose name an ARG Note is registered in accordance with the ARG Indenture.

“ARG Notes” means any one of the series of Rental Car Asset Backed Notes issued by ARG pursuant to the ARG Base Indenture that are secured by collateral that includes, among other things, a security interest in all of ARG’s right, title and interest in the Series 1999-1 Notes.

“ARG Revolving Period Termination Date” means the first day on which the principal amount of each series of ARG Notes outstanding is amortizing in accordance with the applicable ARG Non-Segregated Series Supplement and no ARG Noteholder is obligated to make further investments in its ARG Notes under the applicable ARG Non-Segregated Series Supplement or otherwise.

“Base Indenture” is defined in the preamble.

“Decrease” has the meaning specified in Section 2.2 of this Series Supplement.

“Deficiency Amount” has the meaning specified in Section 3.3(a) of this Series Supplement.

“Increase” has the meaning specified in Section 2.1(a) of this Series Supplement.

“Issuer’s Share” has the meaning specified in the ARG Base Indenture.

“Monthly Total Principal Allocation” means for any Related Month the sum of all Series 1999-1 Principal Allocations with respect to such Related Month.

“Original Series 1999-1 Demand Note” means the demand note made by ANC Rental Corporation to National Car Rental System, Inc. and assigned by National Car Rental System, Inc. to the Issuer which was payable by ANC Rental Corporation upon the Issuer’s demand.

“Outstanding” means with respect to the Series 1999-1 Notes, all Series 1999-1 Notes theretofore authenticated and delivered under the Indenture, except (a) Series 1999-1 Notes theretofore cancelled or delivered to the Registrar for cancellation, (b) Series 1999-1 Notes which have not been presented for payment but funds for the payment of which are on deposit in the Series 1999-1 Collection Account and are available for payment of such Series 1999-1 Notes, and Series 1999-1 Notes which are considered paid pursuant to Section 8.1 of the Base Indenture, or (c) Series 1999-1 Notes in exchange for or in lieu of which other Series 1999-1 Notes have been authenticated and delivered pursuant to the Indenture unless proof satisfactory to the Trustee is presented that any such Series 1999-1 Notes are held by a purchaser for value.

“Rating Agencies” means, with respect to the Series 1999-1 Notes, Standard & Poor’s, Moody’s and any other nationally recognized rating agency rating any series of ARG Notes at the request of ARG or rating any commercial paper notes issued by an ARG Committed Purchaser.

“Record Date” means, with respect to each Distribution Date, the Business Day immediately preceding such Distribution Date.

“Repurchase Amount” means, on the Repurchase Date, an amount equal to the Series 1999-1 Invested Amount, plus (i) all accrued and unpaid interest on the Series 1999-1 Notes for the period from and including the immediately preceding Distribution Date to and excluding the Repurchase Date calculated at the Series 1999-1 Note Rate, (ii) the Series Monthly Servicing Fee calculated for the period from and including the immediately preceding Distribution Date to and excluding the Repurchase Date and (iii) without duplication, any other Series 1999-1 Accrued Amounts then due and payable.

“Repurchase Date” has the meaning specified in Section 6.1 of this Series Supplement.

“Series 1999-1 Accrued Amounts” means, on any date of determination, the sum of (i) accrued and unpaid interest on the Series 1999-1 Notes as of such date, (ii) the accrued and unpaid Series Monthly Servicing Fee with respect to the Series 1999-1 Notes payable by the Issuer pursuant to Section 26.1 of the Lease on such date and (iii) the product of (A) the Carrying Charges (other than the Series Monthly Servicing Fee payable with respect to any Series) payable on such date times (B) the Series 1999-1 Percentage as of the immediately preceding Distribution Date.

“Series 1999-1 Accrued Interest Account” has the meaning specified in Section 3.1(b) of this Series Supplement.

“Series 1999-1 Additional Account Collateral” has the meaning specified in Section 3.1(d) of this Series Supplement.

“Series 1999-1 Affiliate Issuer Liquidation Event” means any one of the events with respect to any series of the ARG Notes defined as a “Series ARG Liquidation Event” with respect to such series in the related ARG Non-Segregated Series Supplement.

“Series 1999-1 Aggregate Asset Amount” means, as of any date of determination, the product of (a) the Series 1999-1 Group I Percentage as of such date and (b) the Aggregate Asset Amount as of such date.

“Series 1999-1 Closing Date” means February 26, 1999.

“Series 1999-1 Collection Account” has the meaning specified in Section 3.1(b) of this Series Supplement.

“Series 1999-1 Custody Revocation Trigger Event” means the occurrence and continuation of (i) a Liquidation Event of Default, (ii) a Series 1999-1 Limited Liquidation Event of Default, (iii) a Series 1999-1 Affiliate Issuer Liquidation Event, (iv) an ARG Amortization Event which with passage of time would become a Series 1999-1 Affiliate Issuer Liquidation Event, which has continued uncured for 15 days, or (v) a breach of the covenants set forth in clause (iv) of Section 24.11 of the Lease, which breach has continued uncured for 30 days after receipt by the Servicer of written notice thereof.

“Series 1999-1 Demand Note” means the demand note made by Vanguard to the Issuer which is payable by Vanguard upon the Issuer’s demand, substantially in the form of Exhibit B.

“Series 1999-1 Deposit Date” has the meaning specified in Section 3.2 of this Series Supplement.

“Series 1999-1 Enhancement Amount” means, as of any date of determination, the Series 1999-1 Overcollateralization Amount as of such date.

“Series 1999-1 Enhancement Deficiency” means, on any date of determination, the amount by which the Series 1999-1 Enhancement Amount is 1ess than the Series 1999-1 Required Enhancement Amount as of such date.

“Series 1999-1 Excess Collection Account” has the meaning specified in Section 3.1(b) of this Series Supplement.

“Series 1999-1 Group I Percentage” means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the Series 1999-1 Invested Amount as of such date and the denominator of which is the aggregate Invested Amount of all Series of Group I Notes Outstanding as of such date.

“Series 1999-1 Initial Invested Amount” means $1,546,000,824.

“Series 1999-1 Interest Period” means a period commencing on and including a Distribution Date and ending on and including the day preceding the next succeeding Distribution Date; provided, however, that the initial Series 1999-1 Interest Period shall commence on and include the Series 1999-1 Closing Date and end on and include March 21,1999.

“Series 1999-1 Invested Amount” means, (i) when used with respect to any date prior to October 14, 2003, an amount equal to (a) the Series 1999-1 Initial Invested Amount minus (b) the amount of principal payments made pursuant to Section 3.4 of this Series Supplement to the Series 1999-1 Noteholder on or prior to such date plus (c) any Increases in the Series 1999-1 Invested Amount pursuant to Section 2.1 of this Series Supplement on or prior to such date, and (ii) when used with respect to any date on or subsequent to October 14, 2003, an amount equal to (a) $0 minus (b) the amount of principal payments made pursuant to Section 3.4 of this Series Supplement to the Series 1999-1 Noteholder on or prior to such date, but on or subsequent to October 14, 2003, plus (c) any Increases in the Series 1999-1 Invested Amount pursuant to Section 2.1 of this Series Supplement on or prior to such date, but on or subsequent to October 14, 2003; provided that, on October 14, 2003, for all purposes including, without limitation, the calculation of the Series 1999-1 Invested Amount pursuant to clause (ii) of this definition, there shall be an Increase in the Series 1999-1 Invested Amount in the amount of $69,480,015.78.

“Series 1999-1 Invested Percentage” means on any date of determination:

(a)           when used with respect to Principal Collections, the percentage equivalent (which percentage shall never exceed 100%) of a fraction the numerator of which shall be equal to the sum of the Series 1999-1 Invested Amount and the Series 1999-1 Overcollateralization Amount, determined during the Series 1999-1 Revolving Period at the close of business on the immediately preceding Business Day, or, during the Series 1999-1 Rapid Amortization Period, at the close of business on the last day of the Series 1999-1 Revolving Period, and the denominator of which shall be the greater of (I) the Aggregate Asset Amount determined during the Series 1999-1 Revolving Period as of such date of determination or, during the Series 1999-1 Rapid Amortization Period, at the close of business on the last day of the Series 1999-1 Revolving Period, and (II) as of the same date as in clause (I), the sum of the numerators used to determine invested percentages for allocations with respect to Principal Collections (for all Series of Group I Notes and all classes of such Series of Group I Notes); and

(b)           when used with respect to Interest Collections, the percentage equivalent (which percentage shall never exceed 100%) of a fraction the numerator of which shall be the Series 1999-1 Accrued Amounts on such date of determination, and the denominator of which shall be the aggregate Accrued Amounts with respect to all Series of Group I Notes on such date of determination.

“Series 1999-1 Limited Liquidation Event of Default” means, so long as such event or condition continues, any Series 1999-1 Affiliate Issuer Liquidation Event or any event or condition of the type specified in clause (a), (b), (c), (d), (g)(i) or (h) of Article IV of this Series Supplement that continues for thirty (30) days (without double counting the cure period, if any, provided therein); provided, however that any Series 1999-1 Affiliate Issuer Liquidation Event or event or condition of the type specified in clause (a), (b), (c), (d), (g)(i) or (h) of Section 4.1 of this Series Supplement shall not constitute a Series 1999-1 Limited Liquidation Event of Default if within such thirty (30) day period, such Series 1999-1 Affiliate Issuer Liquidation Event or Amortization Event, as the case may be, shall have been cured, and, after such cure is provided for, the Series 1999-1 Rating Agency Confirmation Condition shall have been satisfied with respect to such cure.

“Series 1999-1 Maximum Invested Amount” means $3,000,000,000 as such amount may be increased or reduced from time to time pursuant to a written agreement between the Issuer and ARG.

“Series 1999-1 Noteholder” means ARG, as registered holder of the Series 1999-1 Notes.

“Series 1999-1 Note Rate” means, with respect to any Series 1999-1 Interest Period, the interest rate equal to the sum of (a) 1/12 of the Additional Spread Percentage as of the first day of such Series 1999-1 Interest Period and (b) the percentage equivalent of a fraction, (i) the numerator of which is equal to the sum of (x) the product of (A) the sum of (1) the aggregate amount of interest payable by ARG on the ARG Notes in respect of such Series 1999-1 Interest Period on the next succeeding Distribution Date (excluding any amounts previously paid pursuant to Section 3.3(c) of this Series Supplement), (2) all unpaid fees, costs, expenses and indemnities payable by ARG on or prior to such Distribution Date pursuant to the ARG Indenture and any of the other ARG Agreements (including any amounts payable by ARG to any Person providing credit enhancement for any ARG Notes), (3) all unreimbursed out-of-pocket costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by ARG in connection with the administration, enforcement, waiver or amendment of the ARG Indenture and any of the other ARG Agreements on or prior to such Distribution Date and (4) all other operating expenses of ARG (including any management fees) and (B) the Issuer’s Share as of the first day of such Series 1999-1 Interest Period and (y) all unreimbursed out-of-pocket costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by ARG in connection with the administration, enforcement, waiver or amendment of any Related Document prior to such Distribution Date and (ii) the denominator of which is equal to the average daily Series 1999-1 Invested Amount during such Series 1999-1 Interest Period; provided, however, that the Series 1999-1 Note Rate will in no event be higher than the maximum rate permitted by applicable law.

“Series 1999-1 Notes” means any one of the Series 1999-1 Variable Funding Rental Car Asset Backed Notes, executed by the Issuer and authenticated and delivered by or on behalf of the Trustee, substantially in the form of Exhibit A.

“Series 1999-1 Overcollateralization Amount” means, as of any date of determination, the excess, if any, of the Series 1999-1 Aggregate Asset Amount over the Series 1999-1 Invested Amount as of such date.

“Series 1999-1 Percentage” means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the Series 1999-1 Invested Amount as of such date and the denominator of which is the aggregate Invested Amount of each Series of Notes outstanding as of such date.

“Series 1999-1 Principal Allocation” has the meaning specified in Section 3.2(a)(ii) of this Series Supplement.

“Series 1999-1 Rapid Amortization Period” means the period beginning at the close of business on the Business Day immediately preceding the day on which a Termination Event is deemed to have occurred and ending upon the earliest to occur of (i) the date on which the Series 1999-1 Notes are fully paid, (ii) the Series 1999-1 Termination Date and (iii) the termination of the Indenture.

“Series 1999-1 Rating Agency Confirmation and Consent Condition” means, with respect to the Series 1999-1 Notes and any action, that (i) each Rating Agency shall have notified the Trustee, ARG and the ARG Trustee in writing that such action will not result in a reduction or withdrawal of the rating of any series of ARG Notes (without regard to the presence of any insurance policy guaranteeing the payment of principal of, or interest on, any such series of ARG Notes) or the rating of any commercial paper notes issued by an ARG Committed Purchaser and (ii) ARG shall have consented in writing to such action.

“Series 1999-1 Rating Agency Confirmation Condition” means, with respect to the Series 1999-1 Notes and any action, that each Rating Agency shall have notified the Trustee, ARG and the ARG Trustee in writing that such action will not result in a reduction or withdrawal of the rating of any series of ARG Notes (without regard to the presence of any insurance policy guaranteeing the payment of principal of, or interest on, any such series of ARG Notes) or the rating of any commercial paper notes issued by an ARG Committed Purchaser.

“Series 1999-1 Required Enhancement Amount” means, as of any date of determination, the Series 1999-1 Required Overcollateralization Amount on such date.

“Series 1999-1 Required Noteholders” means the ARG Trustee acting at the direction of the requisite percentage of the ARG Noteholders in accordance with the ARG Indenture.

“Series 1999-1 Required Overcollateralization Amount” means, as of any date of determination, the product of (x) 0.50% and (y) the Series 1999-1 Invested Amount as of such date.

“Series 1999-1 Revolving Period” means the period from and including the Series 1999-1 Closing Date to the commencement of the Series 1999-1 Rapid Amortization Period.

“Series 1999-1 Servicing Fee Percentage” means 0.50% per annum.

“Series 1999-1 Termination Date” means the first Distribution Date that is 60 or more months after the ARG Revolving Period Termination Date.

“Series Supplement” has the meaning set forth in the preamble.

“Termination Event” means the earlier to occur of (a) the day on which an Amortization Event is deemed to have occurred with respect to the Series 1999-1 Notes and (b) the ARG Revolving Period Termination Date.

ARTICLE II

INITIAL ISSUANCE AND INCREASES AND DECREASES OF
PRINCIPAL AMOUNT OF SERIES 1999-1 NOTES

Section 2.1             Procedure for Increasing the Series 1999-1 Invested Amount.

(a)           Subject to satisfaction of the conditions precedent set forth in subsection (b) of this Section 2.1, (i) on the Series 1999-1 Closing Date, the Issuer may issue Series 1999-1 Notes in the initial principal amount equal to the Series 1999-1 Initial Invested Amount and (ii) on any Business Day during the Series 1999-1 Revolving Period, the Issuer may increase the Series 1999-1 Invested Amount (each such increase referred to herein as an “Increase”) in order to, upon request by a Lessee (or the Servicer, on its behalf), acquire Eligible Vehicles or refinance Eligible Vehicles then owned by the Issuer, in each case, for leasing under the Lease or to finance or refinance Eligible Receivables hereunder. The Issuer may effect an Increase, upon receipt of confirmation from ARG of the availability of funds under the ARG Indenture in an amount equal to such Increase, by issuing, at par, additional principal amounts of the Series 1999-1 Notes. Proceeds from the initial issuance of the Series 1999-1 Notes and from any Increase shall be deposited into the Series 1999-1 Collection Account and allocated in accordance with Article III hereof. Upon each Increase, the Trustee shall, or shall cause the Registrar to, indicate in the Note Register such Increase.

(b)           The initial Series 1999-1 Notes will be issued on the Series 1999-1 Closing Date and the Series 1999-1 Invested Amount may be increased on any Business Day during the Series 1999-1 Revolving Period, in each case pursuant to subsection (a) above, only upon satisfaction of each of the following conditions (as evidenced by an Officer’s Certificate delivered by the Issuer to the Trustee) with respect to such initial issuance and each proposed Increase:

(i)            the amount of such issuance or Increase shall be equal to or greater than $100,000;

(ii)           after giving effect to such issuance or Increase, the Series 1999-1 Invested Amount shall not exceed the Series 1999-1 Maximum Invested Amount;

(iii)          after giving effect to such issuance or Increase and the application of the proceeds thereof, no Series 1999-1 Enhancement Deficiency shall exist;

(iv)          after giving effect to such issuance or Increase and the application of the proceeds thereof, the amount of the Series 1999-1 Demand Note shall not be less than the amount referred to in Section 6.4 of this Series Supplement at such time.

(v)           no Amortization Event or Potential Amortization Event with respect to the Series 1999-1 Notes, Liquidation Event of Default or Series 1999-1 Limited Liquidation Event of Default with respect to the Series 1999-1 Notes shall have occurred or be continuing;

(vi)          such issuance or Increase and the application of the proceeds thereof shall not result in the occurrence of (1) an Amortization Event, a Liquidation Event of Default or a Series 1999-1 Limited Liquidation Event of Default, or (2) an event or occurrence, which, with the passing of time or the giving of notice thereof, or both, would become an Amortization Event, a Liquidation Event of Default or a Series 1999-1 Limited Liquidation Event of Default;

(vii)         such issuance or Increase and the application of the proceeds thereof shall not result in the occurrence of an ARG Amortization Event with respect to any series of ARG Notes or an event or occurrence, which, with the passing of time or the giving of notice thereof, or both, would become an ARG Amortization Event with respect to any series of ARG Notes;

(viii)        all conditions precedent to the acquisition or refinancing of additional Vehicles or the financing of Eligible Receivables hereunder shall have been satisfied;

(ix)           the Master Collateral Agent shall have previously received executed counterparts of the Assignment Agreements related to the assignment of rights under each Manufacturer Program under which Program Vehicles designated in the applicable Vehicle Order will be or have been purchased and are proposed to be included in the Aggregate Asset Amount, duly executed by the applicable Lessee, the Issuer, the Master Collateral Agent and each applicable Manufacturer;

(x)            the Master Collateral Agent shall have previously received a copy of each Manufacturer Program under which Program Vehicles designated in the applicable Vehicle Order will be or have been purchased and are proposed to be included in the Aggregate Asset Amount and an Officer’s Certificate duly executed by an Authorized Officer of the applicable Lessee certifying that each such copy is true, correct and complete as of such date;

(xi)           notice of such Increase shall have been delivered to ARG and the Trustee;

(xii)          all representations and warranties set forth in Article 7 of the Base Indenture and Section 23 of the Lease shall be true and correct (in all material respects to the extent any such representations and warranties do not incorporate a materiality limitation in their terms) on such date (except to the extent such representations and warranties relate to an earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date);

(xiii)         (1) on the Series 1999-1 Closing Date, the Lessees shall have delivered to the Trustee the original Counterpart No. 1 of the Lease (as set forth on the cover page and signature page of the Lease) and (2) on the date of any Increase the Trustee shall have in its possession the original of Counterpart No. 1 of the Lease (as set forth on the cover page and signature page of the Lease); and

(xiv)        if any portion of the proceeds thereof are to be applied to refinance Eligible Receivables or Eligible Vehicles owned by the Issuer hereunder, the Issuer or a Lessee shall have prepared or shall have caused to be prepared a Refinanced Vehicle Schedule concerning such Eligible Receivables or Eligible Vehicles and delivered or caused to be delivered such Refinanced Vehicle Schedule to the Master Collateral Agent and the Trustee.

Section 2.2             Procedure for Decreasing the Series 1999-1 Invested Amount. (i) On any Business Day, the Issuer may elect to decrease the Series 1999-1 Invested Amount and, in any event, shall decrease the Series 1999-1 Invested Amount in an amount equal to the funds remaining on deposit in the Series 1999-1 Excess Collection Account at 5:00 p.m. (New York City time) on such Business Day (each such decrease referred to as a “Decrease”) by withdrawing from the Series 1999-1 Excess Collection Account and distributing to the Series 1999-1 Noteholder in respect of principal ox the Series 1999-1 Notes, an amount equal to the amount of such Decrease in accordance with Section 3.4(b). Upon each Decrease, the Trustee shall, or shall cause the Registrar to indicate in the Note Register such Decrease in accordance with a written direction from the Issuer. The amount of any Decrease shall not exceed the amount on deposit in the Series 1999-1 Excess Collection Account and available for distribution to the Series 1999-1 Noteholder in respect of principal of the Series 1999-1 Notes.

ARTICLE III

SERIES 1999-1 ALLOCATIONS

With respect to the Series 1999-1 Notes only, the following shall apply:

Section 3.1             Establishment of Series 1999-1 Collection Account. Series 1999-1 Accrued Interest Account and Series 1999-1 Excess Collection Account.

(a)           All Collections allocable to the Series 1999-1 Notes shall be allocated to the Collection Account.

(b)           The Trustee will also create or establish a segregated trust accounts, in each case for the benefit of the Series 1999-1 Noteholder, the Series 1999-1 Collection Account (such account, the “Series 1999-1 Collection Account”), the Series 1999-1 Accrued Interest Account (such account, the “Series 1999-1 Accrued Interest Account”) and the Series 1999-1 Excess Collection Account (such account, the “Series 1999-1 Excess Collection Account”). If the Trustee establishes the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account and/or the Series 1999-1 Excess Collection Account as segregated trust accounts, the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account and/or the Series 1999-1 Excess Collection Account, as the case may be, shall be established and maintained by the Trustee as segregated trust accounts in the name of the Trustee for the benefit of the Series 1999-1 Noteholder. Each such account shall be maintained (i) with a Qualified Institution or (ii) as a segregated trust account with the corporate trust department of a depository institution or trust company having corporate trust powers and acting as trustee for funds deposited in such account; provided, that, if such account is not a segregated trust account and is maintained with a Qualified Institution and at any time such Qualified Institution fails to satisfy the definition of Qualified Institution, then the Trustee shall, within 10 days of such reduction, establish a new segregated trust account with a new Qualified Institution or a new segregated trust account with the corporate trust department of a depository institution or trust company having corporate trust powers and acting as trustee for funds deposited in such account. If a new Series 1999-1 Collection Account, Series 1999-1 Accrued Interest Account or Series 1999-1 Excess Collection Account is established pursuant to the preceding sentence, the Trustee shall transfer all cash and investments from the previously existing non-qualifying account into the newly established account. Initially, each of the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account and the Series 1999-1 Excess Collection Account will be established as a segregated trust account with The Bank of New York. The Issuer shall instruct the institution maintaining the Collection Account, the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account and/or the Series 1999-1 Excess Collection Account, as the case may be, to invest funds on deposit in each such account at all times in Permitted Investments selected by the Issuer (by standing instructions or otherwise); provided, however, that investments of amounts allocated to the Series 1999-1 Excess Collection Account shall mature no later than the Business Day following the date on which such funds were invested and investments of all other amounts on deposit in the Collection Account, the Series 1999-1 Accrued Interest Account or the Series 1999-1 Collection Account shall mature not later than the Business Day prior to the Distribution Date following the date on which such funds were so invested, except for any Permitted Investment held in the Collection Account which is in an investment made by the Trustee, in which event such investment may mature on such Distribution Date so long as such funds shall be available for withdrawal on or prior to such Distribution Date. All such Permitted Investments will be credited to the related segregated trust account and any such Permitted Investments that constitute (i) Physical

Property (and that is not a United States Security Entitlement or Security Entitlement) or Uncertificated Securities (and that is not a United States Security Entitlement or Security Entitlement) shall be delivered to the Trustee in accordance with the definition of “Delivery” and shall be held by the Trustee pending maturity or disposition and (ii) United States Security Entitlements or Security Entitlements shall be Controlled by the Trustee pending maturity or disposition. The Trustee shall, at the expense of the Issuer, take such action as is requested of it to maintain the Trustee’s security interest in the Permitted Investments credited to the Collection Account, the Series 1999-1 Collection Account, the Series 1999-1 Accrual Interest Account and/or the Series 1999-1 Excess Collection Account, as the case may be. In the absence of written investment instructions hereunder, funds on deposit in the Collection Account, the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account and/or the Series 1999-1 Excess Collection Account, as the case may be, shall remain uninvested. Neither the Issuer nor the Trustee shall dispose of (or permit the disposal of) any Permitted Investments prior to the maturity thereof to the extent such disposal would result in a loss of the purchase price of such Permitted Investment.

(c)           Earnings from the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account and the Series 1999-1 Excess Collection Account. All interest and earnings (net of losses and investment expenses) paid on funds on deposit in each of the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account and the Series 1999-1 Excess Collection Account shall be deemed to be on deposit therein and available for distribution.

(d)           Series 1999-1 Collection Account, Series 1999-1 Accrued Interest Account and Series 1999-1 Excess Collection Account Constitute Additional Collateral for Series 1999-1 Notes. In order to secure and provide for the repayment and payment of the amounts owing by the Issuer hereunder, with respect to each of the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account and/or the Series 1999-1 Excess Collection Account which is established as a segregated trust account, the Issuer hereby grants a security interest in and assigns, pledges, grants, transfers and sets over to the Trustee, for the benefit of the Series 1999-1 Noteholders, all of the Issuer’s right, title and interest in and to the following (whether now or hereafter existing or acquired): (i) the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account and the Series 1999-1 Excess Collection Account, including any security entitlement hereto; (ii) all funds on deposit in, as the case may be, each of the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account and the Series 1999-1 Excess Collection Account from time to time; (iii) all certificates and instruments, if any representing or evidencing any or all of the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account or the Series 1999-1 Excess Collection Account, as the case may be, or the funds on deposit therein from time to time; (iv) all investments made at any time and from time to time with monies in the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account or the Series 1999-1 Excess Collection Account, as the case may be, whether constituting securities, instruments, general intangibles, investment property, financial assets or other property; (v) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account or the Series 1999-1 Excess Collection Account, as the case may be, the funds on deposit therein from time to time or the investments made with such funds; and (vi) all proceeds of any and all of the foregoing, including, without limitation, cash (the items in the foregoing clauses (i) through (vi) are referred to, collectively, as the “Series 1999-1 Additional Account Collateral”). If any of the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account or the Series 1999-1 Excess Collection Account is a segregated trust account, the Trustee, for the benefit of the Series 1999-1 Noteholders, shall possess all right, title and interest in all funds on deposit from time to time in such trust account and in all proceeds thereof, and shall be the only person authorized to originate entitlement orders in respect of each such account. The Series 1999-1 Additional Account Collateral shall be under the sole dominion and control of the Trustee, for the benefit of the Series 1999-1 Noteholders. The Issuer hereby authorizes each of the Trustee and the Surety Provider (as defined in the ARG Indenture), and appoints each of the Trustee and the Surety Provider as its agent and attorney in fact, to file any such financing statement or continuation statement in order to perfect or maintain the first-priority Lien created by this Indenture in the Collateral, but neither party shall be obligated to so file. Notwithstanding any other provision in the Indenture to the contrary, the Surety Provider shall be responsible for all losses incurred by any Series 1999-1 Noteholder resulting from action taken by the Surety Provider under this Section 3.1(d).

Section 3.2             Allocations with Respect to the Series 1999-1 Notes. The proceeds from the issuance of the Series 1999-1 Notes will be deposited into the Collection Account. On the Series 1999-1 Closing Date and each Business Day on which proceeds from any Increase or Collections are deposited into the Collection Account (each such date, a “Series 1999-1 Deposit Date”), the Servicer will direct the Trustee in writing to allocate all amounts deposited into the Collection Account in accordance with the provisions of this Section 3.2:

(a)           Allocations of Collections During the Series 1999-1 Revolving Period. During the Series 1999-1 Revolving Period, the Servicer will direct the Trustee in writing to allocate, prior to 12:00 noon (New York City time) on each Series 1999-l Deposit Date, all amounts deposited into the Collection Account as set forth below:

(i)            allocate to the Series 1999-1 Collection Account an amount equal to the Series 1999-1 Invested Percentage (as of such day) of the aggregate amount of Interest Collections on such day. All such amounts allocated to the Series 1999-1 Collection Account shall be further allocated to the Series 1999-1 Accrued Interest Account; and

(ii)           allocate to the Series 1999-1 Excess Collection Account an amount equal to the sum of (A) the Series 1999-1 Invested Percentage (as of such day) of the aggregate amount of Principal Collections on such day (for any such day, the “Series 1999-1 Principal Allocation”) plus (B) the proceeds from the issuance of the Series 1999-1 Notes and from any Increase, which amounts may be applied to make a Decrease in accordance with Sections 2.2 and 3.4(b).

(b)           Allocations of Collections During the Series 1999-1 Rapid Amortization Period. With respect to the Series 1999-1 Rapid Amortization Period, the Servicer will direct the Trustee in writing to allocate, prior to 12:00 noon (New York City time) on any Series 1999-1 Deposit Date, all amounts deposited into the Collection Account as set forth below:

(i)            allocate to the Series 1999-1 Collection Account an amount determined as set forth in Section 3.2(a)(i) above for such day, which amount shall be further allocated to the Series 1999-1 Accrued Interest Account; and

(ii)           allocate to the Series 1999-1 Collection Account an amount equal to the Series 1999-1 Principal Allocation for such day, which amount shall be used to make principal payments in respect of the Series 1999-1 Notes until the Series 1999-1 Invested Amount has been reduced to zero.

(c)           Series 1999-1 Excess Collection Account. Amounts allocated to the Series 1999-1 Excess Collection Account on any Series 1999-1 Deposit Date will be first used to pay the ARG Mandatory Prepayment Amount pursuant to Section 3.4(c) of this Series Supplement, second, used to pay the principal amount of any other Series of Notes that are then required to be paid under the Base Indenture, as supplemented by the Series Supplement relating to such Series of Notes, third, used, at the option of the Issuer, to make a Decrease in accordance with Sections 2.2 and 3.4(b) of this Series Supplement, fourth, at the option of the Issuer, released to the Issuer and used by the Issuer to refinance Eligible Receivables or to acquire or refinance Eligible Vehicles hereunder or for any other purpose, in each case, only to the extent that no Series 1999-1 Enhancement Deficiency would result from, or exist after, the release of such funds to the Issuer and fifth, used to make a mandatory Decrease in accordance with Sections 2.2 and 3.4(b) of this Series Supplement. The Issuer may transfer funds to the Trustee for deposit in the Series 1999-1 Excess Collection Account on any Business Day. Upon receipt of any such funds, the Trustee shall deposit them in the Series 1999-1 Excess Collection Account. Upon the occurrence of a Termination Event, funds allocated to the Series 1999-1 Excess Collection Account will be allocated as Principal Collections by the Trustee to the Series 1999-1 Collection Account and applied to reduce the Series 1999-1 Invested Amount on the immediately succeeding Distribution Date. Prior to refinancing Eligible Receivables with funds released from the Series 1999-1 Excess Collection Account, the Issuer shall prepare or cause to be prepared a Refinanced Vehicle Schedule concerning such Eligible Receivables and deliver or cause to be delivered such Refinanced Vehicle Schedule to the Master Collateral Agent and the Trustee.

Section 3.3             Payments To Series 1999-1 Noteholder.

On each Determination Date, as provided below, the Servicer shall instruct the Trustee in writing to withdraw, and on the following Distribution Date the Trustee,

acting in accordance with such instructions, shall withdraw the amounts required to be withdrawn from the Collection Account pursuant to Section 3.3(a) and (b) below in respect of all funds available from Interest Collections processed since the preceding Distribution Date and allocated to the Series 1999-1 Noteholder (less any portion thereof paid to the Series 1999-1 Noteholder during such period pursuant to Section 3.3(c) below).

(a)           Note Interest with respect to the Series 1999-1 Notes. On each Determination Date, the Servicer shall instruct the Trustee in writing as to the amount to be withdrawn and paid pursuant to this Section 3.3(a) from amounts allocated to the Series 1999-1 Accrued Interest Account to the extent funds are anticipated to be available from Interest Collections allocable to the Series 1999-1 Notes processed from but not including the preceding Distribution Date through and including the succeeding Distribution Date in respect of (x) first, an amount equal to interest accrued on the Series 1999-1 Notes during the Series 1999-1 Interest Period ending on the day preceding such succeeding Distribution Date which will be equal to the product of (i) the Series 1999-1 Note Rate for such Series 1999-1 Interest Period and (ii) the average daily Series 1999-1 Invested Amount during such Series 1999-1 Interest Period, and (y) then, an amount equal to the amount of any unpaid Deficiency Amounts, as of the preceding Distribution Date (together with any accrued interest on such Deficiency Amounts). If the amount available to pay the amounts described in clauses (x) and (y) of the preceding sentence of this Section 3.3(a) is insufficient to pay such amounts on any Distribution Date, payments of interest to the Series 1999-1 Noteholder will be reduced by the amount of such deficiency. The amount, if any, of such deficiency on any Distribution Date shall be referred to as the “Deficiency Amount.” Interest shall accrue on the Deficiency Amount for each Series 1999-1 Interest Period at the Series 1999-1 Note Rate for such Series 1999-1 Interest Period, On the following Distribution Date, the Trustee shall, as instructed above, withdraw an amount equal to the accrued interest on the Series 1999-1 Notes (as determined above) and the Deficiency Amount, if any (together with accrued interest thereon), from the Series 1999-1 Accrued Interest Account and pay such amounts to the Series 1999-1 Noteholder in accordance with Section 6.1 of the Base Indenture. If the Deficiency Amount (together with interest thereon) is not paid in full within five (5) Business Days, an Amortization Event with respect to the Series 1999-1 Notes snail occur in accordance with clause (b) of Section 4.1 of this Series Supplement.

(b)           Balance. On each Distribution Date, the Servicer shall instruct the Trustee in writing to pay the balance (after making the payments required in Section 3.3(a) of this Series Supplement), if any, of the Interest Collections allocated to the Series 1999-1 Noteholder since the preceding Distribution Date (less any portion thereof paid to the Series 1999-1 Noteholder during such period pursuant to Section 3.3(c) below) as follows:

(i)            on each Distribution Date during the Series 1999-1 Revolving Period, (1) first, to the Servicer, in an amount equal to the Series Monthly Servicing Fee with respect to the Series 1999-1 Notes payable by the Issuer pursuant to Section 26.1 of the Lease on such Distribution Date, (2) second, to the Trustee, in an amount equal to the Series 1999-1 Percentage as of the immediately preceding Distribution Date of the Trustee’s fees for the Series 1999-1 Interest Period ending on such current Distribution Date, (3) third, to pay any Carrying Charges (other than Carrying Charges provided for above) to the Persons to whom such amounts are owed, in an amount equal to the Series 1999-1 Percentage as of the immediately preceding Distribution Date of such Carrying Charges (other than Carrying Charges provided for above) for such Series 1999-1 Interest Period and (4) fourth, the balance, if any, shall be withdrawn by the Trustee from the Series 1999-1 Collection Account and paid to the Issuer; and

(ii)           on each Distribution Date during the Series 1999-1 Rapid Amortization Period, (1) first, to the Trustee, in an amount equal to the Series 1999-1 Percentage as of the immediately preceding Distribution Date of the Trustee’s fees for the Series 1999-1 Interest Period ending on such current Distribution Date, (2) second, to the Servicer, in an amount equal to the Series Monthly Servicing Fee with respect to the Series 1999-1 Notes payable by the Issuer pursuant to Section 26.1 of the Lease on such Distribution Date, (3) third, to pay any Carrying Charges (other than Carrying Charges provided for above) to the Persons to whom such amounts are owed, in an amount equal to the Series 1999-1 Percentage as of the immediately preceding Distribution Date of such Carrying Charges (other than Carrying Charges provided for above) for such Series 1999-1 Interest Period and (4) fourth, the balance, if any, shall be applied to reduce the Series 1999-1 Invested Amount on such current Distribution Date in accordance with Section 3.4 of this Series Supplement.

(c)           Interest Payments during Series 1999-1 Interest Period. On any Business Day during a Series 1999-1 Interest Period, the Servicer may instruct the Trustee in writing to withdraw, and on such Business Day the Trustee, acting in accordance with such instructions, shall withdraw, an amount equal to the lesser of (i) the product of the Issuer’s Share on such Business Day and the amount of interest payable on such Business Day in respect of interest on the ARG Notes of any series and (ii) the aggregate amount of Interest Collections processed since the preceding Distribution Date and allocated to the Series 1999-1 Noteholder (less any portion thereof previously paid to the Series 1999-1 Noteholder during such period pursuant to this Section 3.3(c)) and shall pay such amounts to the Series 1999-1 Noteholder in accordance with Section 6.1 of the Base Indenture.

Section 3.4             Payment of Note Principal.

(a)           Commencing on the first Determination Date after the commencement of the Series 1999-1 Rapid Amortization Period and on each Determination Date thereafter, the Servicer shall instruct the Trustee in writing as to the amount allocated to the Series 1999-1 Notes during the Related Month pursuant to Section 3.2(b)(ii) of this Series Supplement and, as applicable, allocated pursuant to the last sentence of Section 3.2(c) of this Series Supplement. On the Distribution Date following each such Determination Date, the Trustee shall withdraw the amount allocated to the Series 1999-1

Notes during the Related Month pursuant to Section 3.2(b)(ii) of this Series Supplement and, as applicable, allocated pursuant to the last sentence of Section 3.2(c) of this Series Supplement, from the Collection Account and, in accordance with Section 6.1 of he Base Indenture, pay such amount to the Series 1999-1 Noteholder, to the extent necessary to pay the Series 1999-1 Invested Amount during the Series 1999-1 Rapid Amortization Period. The entire principal amount of all Outstanding Series 1999-1 Notes shall be due and payable on the Series 1999-1 Termination Date.

(b)           On any Business Day during the Series 1999-1 Revolving Period on which a Decrease pursuant to Section 2.2 of this Series Supplement is being made, the Trustee shall withdraw from the Collection Account in accordance with the written instructions of the Servicer an amount equal to the lesser of (i) the funds then allocated to the Series 1999-1 Excess Collection Account (including proceeds from any Increase and any amounts allocated to the Series 1999-1 Excess Collection Account pursuant to Section 3.2(c) of this Series Supplement), after giving effect to any payment of the ARG Mandatory Prepayment Amount on such Business Day, and (ii) the amount of such Decrease, and pay such amount to the Series 1999-1 Noteholder.

(c)           On any Business Day on which funds are available pursuant to Section 3.2(c) of this Series Supplement to pay any ARG Mandatory Prepayment Amount, the Trustee shall withdraw from the Collection Account in accordance with the written instructions of the Servicer an amount equal to the lesser of (i) the funds then allocated to the Series 1999-1 Excess Collection Account (including proceeds from any Increase and any amounts deposited by the Issuer in the Series 1999-1 Excess Collection Account pursuant to Section 3.2(c) of this Series Supplement) and (ii) the amount of such ARG Mandatory Prepayment Amount, and pay such amount to the Series 1999-1 Noteholder.

Section 3.5             The Servicer’s Failure to Instruct the Trustee to Make a Deposit or Payment.

If the Servicer fails to give notice or instructions to make any payment from or deposit into the Collection Account, the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account or the Series 1999-1 Excess Collection Account required to be given by the Servicer, at the time specified in the Indenture or any other Related Document (including applicable grace periods), the Trustee, to the extent that it has all of the necessary information to make such a payment or deposit, shall make such payment or deposit into or from the Collection Account, the Series 1999-1 Collection Account, the Series 1999-1 Accrued Interest Account or the Series 1999-1 Excess Collection Account without such notice or instruction from the Servicer, provided that the Servicer, upon request of the Trustee, promptly provides the Trustee with all information necessary to allow the Trustee to make such a payment or deposit. When any payment or deposit hereunder or under any other Related Document is required to be made by the Trustee at or prior to a specified time, the Servicer shall deliver any applicable written instructions with respect thereto reasonably in advance of such specified time.

ARTICLE IV

AMORTIZATION EVENTS

Section 4.1             Amortization Events.

In addition to the Amortization Events set forth in Section 9.1 of the Base Indenture, the following shall be Amortization Events with respect to the Series 1999-l Notes and shall constitute the Amortization Events set forth in Section 9.1(f) of the Base Indenture with respect to the Series 1999-1 Notes:

(a)           a Series 1999-1 Enhancement Deficiency shall occur and continue for at least two (2) Business Days;

(b)           the Issuer defaults in the payment of any interest on, or other amount payable in respect of, the Series 1999-1 Notes when the same becomes due and payable and such default continues for a period of five (5) Business Days;

(c)           the Issuer defaults in the payment of any principal of the Series 1999-1 Notes when the same becomes due and payable and such default continues for a period of one (1) Business Day;

(d)           all principal of and interest on the Series 1999-1 Notes is not paid in full on or before the Series 1999-1 Termination Date;

(e)           the Issuer fails to comply with any of its other agreements or covenants in, or provisions of, the Series 1999-1 Notes or the Indenture and the failure to so comply materially and adversely affects the interests of the Series 1999-1 Noteholder and continues to materially and adversely affect the interests of the Series 1999-1 Noteholder for a period of forty-five (45) days after the earlier of (i) the date on which the Issuer obtains knowledge thereof or (ii) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Issuer by the Trustee or to the Issuer and the Trustee by the ARG Trustee or the Series 1999-1 Required Noteholders;

(f)            any representation made by the Issuer in the Indenture or any Related Document is false and such false representation materially and adversely affects the interests of the Series 1999-1 Noteholder and such false representation is not cured for a period of forty-five (45) days after the earlier of (i) the date on which the Issuer obtains knowledge thereof or (ii) the date that written notice thereof is given to the Issuer by the Trustee or to the Issuer and the Trustee by the ARG Trustee or the Series 1999-1 Required Noteholders;

(g)           (i) any Lease Event of Default described in Section 17.1. l(i) or 17.1.5 of any Leasing Company Lease shall occur, whether or not subsequently waived by the Issuer, or (ii) any other Lease Event of Default under any Leasing Company Lease shall occur, whether or not subsequently waived by the Issuer;

(h)           the Lease is terminated for any reason; or

(i)            any of the Related Documents (other than any Related Document relating solely to another Series of Notes) or any material portion thereof shall not be in full force and effect, enforceable in accordance with its terms (other than any Related Document that has been terminated in accordance with its terms or any Manufacturer Program which is not in full force and effect or unenforceable, in its entirety or with respect to any material portion solely as a result of the occurrence of an Event of Bankruptcy with respect to the related Manufacturer) or the Issuer, any Lessee or he Servicer shall so assert in writing.

In the case of (i) any event described in clause (a), (b), (c), (d), (g)(i), or (h) above, an Amortization Event with respect to the Series 1999-1 Notes shall immediately occur without any notice or other action on the part of the Trustee or any Series 1999-1 Noteholder or (ii) any event described in clause (e), (ii), (g)(ii) or (i) above, either the Trustee, by written notice to the Issuer, or the Series 1999-1 Required Noteholders, by written notice to the Issuer and the Trustee, may declare that an Amortization Event has occurred with respect to the Series 1999-1 Notes as of the date of the notice. An Amortization Event described in clause (e), (f), (g)(ii), or (i) above shall be subject to waiver in accordance with Section 9.4 of the Base Indenture. An Amortization Event described in clause (a), (b), (c), (d), (g), (i), or (h) shall be subject to waiver by all of the Series 1999-1 Noteholders.

Section 4.2             Rights of the Trustee upon Affiliate Issuer Liquidation Event.

Upon the occurrence of an Affiliate Issuer Liquidation Event, the Trustee, acting at the direction of the ARG Trustee, shall cause the Issuer or the Lessees to return Program Vehicles to the related Manufacturers (so long as a Manufacturer Event of Default has not occurred and is continuing with respect to the related Manufacturer) and to sell Non-Program Vehicles or cause Non-Program Vehicles to be sold to third parties in an amount sufficient to pay the ARG Mandatory Prepayment Amount, taking into account the availability of proceeds of Vehicles being disposed of under the Leasing Company Leases, plus any interest on the Series 1999-1 Notes relating thereto, and to the extent that any Manufacturer fails to accept any such Program Vehicles under the terms of the applicable Manufacturer Program (or if a Manufacturer Event of Default has occurred and is continuing with respect to the related Manufacturer), shall cause the Issuer or the Lessees to liquidate such Program Vehicles in accordance with the rights of the Issuer under the Lease; provided, however, that the Trustee and the Issuer (or the Lessees) shall select the Program Vehicles to be returned to the related Manufacturers and the Non-Program Vehicles to be sold to third parties in a manner that does not adversely affect in any material respect the interests of the Noteholders of any Series of Notes or any Enhancement Provider.

ARTICLE V

FORM OF SERIES 1999-1 NOTES

The Series 1999-1 Notes will be issued in fully registered form without interest coupons, substantially in the form set forth in Exhibit A hereto, and will be sold to ARG and shall be duly executed by the Issuer and authenticated by the Trustee in the manner set forth in Section 2.4 of the Base Indenture. Other than the pledge of the Series 1999-1 Notes by ARG to the ARG Trustee or otherwise in accordance with the ARG Indenture, the Series 1999-1 Notes will not be permitted to be transferred, assigned, exchanged or otherwise pledged or conveyed by ARG. The Series 1999-1 Note shall bear a face amount equal to the Series 1999-1 Maximum Invested Amount, and shall be initially issued in a principal amount equal to the Series 1999-1 Initial Invested Amount. The Trustee shall, or shall cause the Note Registrar to record any Increases or Decreases with respect to the Series 1999-1 Invested Amount such that the principal amount of the Series 1999-1 Notes Outstanding accurately reflects all such Increases and Decreases in accordance with Article II hereof.

ARTICLE VI

GENERAL

Section 6.1             Optional Repurchase. The Series 1999-1 Notes shall be subject to repurchase by the Issuer at its option in accordance with Section 6.2 of the Base Indenture, with no less than two Business Days’ prior written notice to the Series 1999-1 Noteholder on any Business Day (the “Repurchase Date”). The repurchase price for the Series 1999-1 Notes shall equal the Repurchase Amount on the Repurchase Date

Section 6.2             Information. (a) The Issuer shall cause the Servicer to prepare or cause to be prepared all reports and statements required to be prepared and delivered by ARG pursuant to the ARG Non-Segregated Series Supplements and shall cause the Servicer to furnish or cause to be furnished all such reports and statements at the times and to the Persons specified in the ARG Non-Segregated Series Supplements.

(b)           For purposes of the Non-Program Vehicle Report required to be delivered under the Lease, such report shall be prepared by a firm of nationally recognized independent accountants who shall perform certain agreed upon procedures as are specified in the ARG Non-Segregated Series Supplements.

Section 6.3             Exhibits. The following exhibits attached hereto supplement the exhibits included in the Indenture.

Exhibit A: Form of Variable Funding Note

Exhibit B: Form of Series 1999-1 Demand Note

Section 6.4             Series 1999-1 Demand Note. Other than pursuant to a demand thereon, the Issuer shall not reduce the amount of the Series 1999-1 Demand Note or forgive amounts payable thereunder so that the outstanding principal amount of the Series 1999-1 Demand Note after such reduction or forgiveness is less than an amount equal to 5.0% of the Series 1999-1 Invested Amount; provided, however that if the Issuer has first delivered to the Trustee an Opinion of Counsel that reduction or forgiveness of amounts owing under the Series 1999-1 Demand Note to an amount less than 5.0% of the Series 1999-1 Invested Amount will not have an adverse effect on the tax characterization of the Series 1999-1 Notes or any series of ARG Notes, the Issuer may reduce the amount of the Series 1999-1 Demand Note or forgive amounts payable thereunder to an amount less than 5.0% of the Series 1999-1 Invested Amount. The Issuer shall not distribute me proceeds of any payment made in respect of the principal amount of the Series 1999-1 Demand Note to the owners of its partnership interests, nor shall the Issuer lend any of such proceeds to Vanguard or any Affiliate of Vanguard under the Subordinated Note or otherwise unless, after giving effect to such distribution or loan, the outstanding principal amount of the Series 1999-1 Demand Note is at least equal to 5.0% of the Series 1999-1 Invested Amount (or such lesser percentage permitted under the immediately preceding sentence). The Issuer may enter into that certain Receivables Trust Agreement dated as of the date hereof with The Bank of New York (Delaware) with respect to the Series 1999-1 Demand Note and the Subordinated Note.

Section 6.5             Ratification of Base Indenture. As supplemented by this Series Supplement, the Base Indenture is in all respects ratified and confirmed and the Base Indenture as so supplemented by this Series Supplement shall be read, taken, and construed as one and the same instrument.

Section 6.6             Counterparts. This Series Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 6.7             Governing Law. This Series Supplement and all matters arising out of or in any manner relating to this Series Supplement shall be construed in accordance with the law of the State of New York, and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such law.

Section 6.8             Amendments. This Series Supplement may be modified or amended from time to time in accordance with the terms of the Base Indenture; provided that no consent of the Series 1999-1 Required Noteholders shall be required for any change in the Series 1999-1 Maximum Invested Amount.

Section 6.9             Notice to Rating Agencies. The Trustee shall provide to each Rating Agency a copy of each notice delivered to, or required to be provided by, the Trustee pursuant to this Series Supplement or any other Related Document.

IN WITNESS WHEREOF, the Issuer and the Trustee have caused this Series Supplement to be duly executed by their respective officers hereunto duly authorized as of the day and year first above written.

NATIONAL CAR RENTAL FINANCING LIMITED PARTNERSHIP, as Issuer

By:	NATIONAL CAR RENTAL FINANCING
CORPORATION,
its General Partner

By:	/s/ Jill A. Gordon
Name: Jill A. Gordon
Title: Vice President

THE BANK OF NEW YORK, as Trustee

By:	/s/ John Bobko
Name: John Bobko
Title:Vice President

[Fifth Amended and Restated National Car Rental Financing Limited Partnership Series 1999-1 Supplement]